Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated February 14, 2014 relating to the consolidated financial statements of iKang Guobin Healthcare Group, Inc. its subsidiaries, its variable interest entities (“VIEs”), and its VIEs’ subsidiaries as of and for the years ended March 31, 2011, 2012 and 2013, and the financial statement schedule of iKang Guobin Healthcare Group, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmutsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

February 14, 2014